UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2013

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2013, Tessera Technologies, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company had appointed Richard S. Hill, the Company’s Chairman of the Board, as the Company’s Interim Chief Executive Officer and Executive Chairman effective April 15, 2013. Robert A. Young, Ph.D. resigned as a director on the Board and as the Company’s President and Chief Executive Officer effective as of April 15, 2013. As previously announced on March 25, 2013, the Board has undertaken a search for a successor as President and Chief Executive Officer, and that search is ongoing. Upon the successful completion of this search, Mr. Hill will return to his former role of non-executive Chairman.

Mr. Hill has served as a member of our Board of Directors since August 2012 and has served as Chairman of the Board of Directors since March 2013. Mr. Hill previously served as the Chief Executive Officer and member of the Board of Directors of Novellus Systems Inc., until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, Mr. Hill grew annual revenues from approximately $100 million to over $1 billion. Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation, a leading designer and manufacturer of test and measurement devices such as oscilloscopes and logic analyzers. Mr. Hill rose through the ranks of the corporation starting as a General Manager of the Integrated Circuits division, and finishing his time as the President of the Tektronix Development Company and Tektronix Components Corporation. Before joining Tektronix, Mr. Hill worked in a variety of engineering and management positions with General Electric, Motorola and Hughes Aircraft Company. Presently, Mr. Hill is a member of the Boards of Directors of Arrow Electronics, Inc., a global provider of products and services to industrial and commercial users of electronic components and enterprise computing, Cabot Microelectronics Corporation, the leading global supplier of chemical mechanical planarization (CMP) slurries and a growing CMP pad supplier to the semiconductor industry, and LSI Corporation, a provider of semiconductors and software to accelerate storage and networking in datacenters and mobile networks. Mr. Hill received a B.S. in Bioengineering from the University of Illinois in Chicago and an M.B.A. from Syracuse University.

In connection with Mr. Hill’s appointment as Interim Chief Executive Officer and Executive Chairman, the Company granted Mr. Hill (i) an award of 20,000 restricted stock units (the “RSU Award”) vesting on April 15, 2014, and (ii) a stock option award to purchase 50,000 shares of common stock (the “Option Award”) at an exercise price per share equal to $19.08, the closing price per share of the Company’s common stock on the grant date of April 15, 2013, which option award will vest as to 100% of the shares subject thereto on the earlier of October 15, 2013 or the date of the appointment of a successor Chief Executive Officer of the Company. Upon Mr. Hill’s termination as a service provider to the Company, the option award, if then vested, will remain exercisable for a period of one year following the date of such termination. Both awards were issued under, and are subject to the terms and conditions under, the Company’s Fifth Amended and Restated 2003 Equity Incentive Plan. See the Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on February 17, 2012 related to the Company’s 2012 Annual Meeting of Stockholders for a description of the Company’s Fifth Amended and Restated 2003 Equity Incentive Plan.

Pursuant to an offer letter between the Company and Mr. Hill, dated April 15, 2013 (the “Hill Offer Letter”), Mr. Hill will also receive a base salary of $1. The Company also entered into a Severance Agreement, dated April 15, 2013 (the “Hill Severance Agreement”), with Mr. Hill, which provides that if Mr. Hill is terminated involuntarily as Interim Chief Executive Officer other than as a result of his death or permanent disability, all of his equity awards (including the RSU Award and the Option Award) will immediately vest as to 100% of the shares subject thereto. While Mr. Hill is serving as Interim Chief Executive Officer, Mr. Hill will not receive the cash or equity compensation the Company provides to non-employee directors.

In connection with Dr. Young’s resignation as the Company’s President and Chief Executive Officer, Dr. Young and Tessera Global Services, Inc., a wholly owned subsidiary of the Company (“TGSI”), entered into a Consulting Agreement, dated April 15, 2013 (the “Young Consulting Agreement”). Pursuant to the Young Consulting Agreement, Dr. Young will provide consulting services to TGSI and its affiliates from April 15, 2013 through April 1, 2015 (the “Consulting Period”), unless the Young Consulting Agreement is terminated by Dr. Young or TGSI at an earlier date. During the Consulting Period, Dr. Young will be entitled to cash payments of $1,500 a month payable in arrears, for a total of twenty-four payments over the term of the Consulting Period. Dr. Young’s existing equity awards, to the extent vested as of April 15, 2013, will remain outstanding and exercisable during the Consulting Period in accordance with the terms and conditions pursuant to which the grants were made. Dr. Young’s unvested equity grants as of April 15, 2013 have been cancelled and forfeited, and will not become exercisable notwithstanding Dr. Young’s provision of services pursuant to the Consulting Agreement. If TGSI terminates the Consulting Agreement other than by reason of Dr. Young’s material breach of the Consulting Agreement or the Separation Agreement (described below), TGSI will remain obligated to make the twenty-four cash payments for the full Consulting Period and Dr. Young’s vested equity grants as of April 15, 2013 will continue to remain outstanding and exercisable, with April 1, 2015 to serve as the applicable service termination date with respect to such equity awards.

Additionally, Dr. Young and the Company entered into a Separation Agreement and General Release (the “Young Separation Agreement”), dated April 15, 2013. Pursuant to the Young Separation Agreement, the Company has agreed to pay an aggregate of $1,332,000 to Dr. Young as a one-time separation payment, payable on or before April 29, 2013, and to pay employee COBRA contributions necessary to continue medical, dental and vision coverage for Dr. Young and his covered dependents until April 1, 2015, or until such earlier date as Dr. Young accepts employment with an employer that offers alternative health coverage. The Young Separation Agreement also provides that the Company will reimburse and assume responsibility for any remaining obligations with respect to Dr. Young’s reasonable, temporary living expenses incurred in connection with Dr. Young’s relocation to the San Francisco Bay Area, and will reasonably cooperate with Dr. Young in the windup of those obligations and the payment of any expenses associated therewith. The Young Separation Agreement also provides for the treatment of his vested and unvested equity awards as described in the preceding paragraph. Dr. Young has also agreed that he will cause all shares of the Company’s common stock beneficially owned by him to be present at the Company’s 2013 Annual Meeting of Stockholders and to be voted in favor of the Board’s nominees for election as directors at the meeting, and that he will not participate or engage in any opposition to any of the Board’s nominees or support any other director nominee in connection with the meeting. The Young Separation Agreement provides that the payments, benefits and arrangement provided in the Young Separation Agreement and the Young Consulting Agreement constitute full and complete satisfaction of any and all amounts owed to Dr. Young as a result of his employment with the Company and the separation thereof.

The foregoing provides only a brief description of the terms and conditions of the Hill Offer Letter, Hill Severance Agreement, Young Consulting Agreement and Young Separation Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Hill Offer Letter, Hill Severance Agreement, Young Consulting Agreement and Young Separation Agreement that will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2013.

Item 8.01. Other Events.

On April 15, 2013, the Company issued a press release announcing Mr. Hill’s appointment as Interim Chief Executive Officer and Executive Chairman, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2013

TESSERA TECHNOLOGIES, INC.

By:	/s/ C. Richard Neely, Jr.
Name:	C. Richard Neely, Jr.
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 15, 2013